Exhibit 10.2

EXECUTIVE AGREEMENT by and between Sono-Tek Corporation, a New York corporation (the "Company") and Christopher L. Coccio ("Executive"), dated as of the 5th day of November, 2025.

W I T N E S S E T H:

WHEREAS, Executive is an employee of the Company and is an integral part of its management; and

WHEREAS, it is in the best interest of the Company that Executive continue in the service of the Company without the benefits which would accrue to Executive pursuant to an employment agreement; and

WHEREAS, the Company wishes to assure itself of continuity of management during the critical period of any actual or threatened change in control of the Company.

NOW, THEREFORE, it is hereby agreed by and between the parties as follows:

1.                Employment Status.

In consideration of the benefits provided to Executive pursuant to this Executive Agreement, Executive hereby agrees to continue to be employed by the Company as an employee-at-will without the benefit of an employment agreement. Nothing expressed or implied herein shall create any right or duty (on the part of the Company or Executive) to have Executive remain in the employment of the Company, each reserving all rights to terminate the employment relationship at any time, with or without “Cause” (as hereinafter defined).

2.                Term.

The term of this Executive Agreement shall commence on the date hereof and shall terminate on the earlier to occur of (i) termination of Executive's employment for whatever reason, unless a Change of Control (as hereinafter defined) shall have occurred prior to such termination or (ii) twelve months following written notice of termination of this Executive Agreement given by the Company or Executive, unless a Change of Control shall have occurred during such twelve month notice period, in which event this Executive Agreement shall remain in force.

3.                Payment Subsequent to Change of Control.

(a)         Except as may otherwise be required in accordance with Section 8 hereof, in the event that a Change of Control of the Company shall occur during the time Executive is employed by the Company, the Company, or any successor thereto following a Change of Control, shall pay to Executive upon the termination of Executive's employment without Cause or Executive's Resignation for Good Reason (as hereinafter defined) within 18 months following such Change of Control a lump sum amount (net of any required tax or other withholding) comprised of (i) two years of Executive's annual base salary in effect as of the occurrence of the Change of Control, and (ii) all bonus and commission compensation paid by the Company to the Executive for the previous two calendar years (or such lesser period as Executive shall have been employed by the Company) immediately preceding the Change of Control as reflected in Executive's Forms W-2 in respect of such years. Payment made in accordance with this Section 3(a) shall represent full satisfaction of all of the obligations of the Company, or its successor following a Change of Control, under this Executive Agreement and concurrent with receipt of such payment Executive shall execute a document satisfactory to the Company to that effect.

(b)                       For the purpose of this Executive Agreement, a "Change of Control" of the Company shall mean any of the following:

(i)       The sale to a "Non-Affiliate" (as defined below) of all or substantially all of the assets of the Company;

(ii)       The merger of the Company with or into a Non-Affiliate where immediately following such transaction 50% or more of the outstanding voting stock of the remaining entity is not owned by Persons (as defined below) who were shareholders of the Company immediately prior to such transaction;

(iii)       The acquisition by any Person, acting alone, or Persons, acting as a group or in concert, who were not on the Effective Date an Affiliate or Major Shareholder (as such terms are defined below) of 50% or more of the issued and outstanding stock of the Company; or

(iv)       The Board of Directors of the Company shall cease to be a "Qualified Board" (as defined below).

(c)                                The following terms used in this Executive Agreement shall have the following respective meanings:

(i)       Persons or entities shall be "Affiliates" if one controls the other or if they are under common control. "Control" shall mean the ownership of 50% or more of the issued and outstanding stock or other equity of any such entity.

(ii)       "Major Shareholder" shall mean any Person who directly or indirectly owned as of the Effective Date 25% of the issued and outstanding stock of the Company.

(iii)       "Qualified Board" shall mean the Board of Directors of the Company which is comprised of no fewer than five persons at least a majority of whose members are currently directors of the Company or shall have been elected or nominated to the Board by a "Qualified Board".

(iv)       "Cause" shall mean: (1) proven or admitted (A) embezzlement, or (B) material dishonest misuse of the Company funds or assets; (2) an admitted or proven act constituting a felony or misdemeanor (other than minor offenses such as traffic violations) or conviction for such act; (3) continued conduct materially adverse to the interests of the Company which does not cease within thirty (30) days of written notice from the Board of Directors of the Company; (4) repeated material failure by Executive, after written warning by the Board of Directors of the Company, to perform the duties of his or her employment (including without limitation material failure to follow or comply with the reasonable and lawful written directives of the Board of Directors of the Company); or (5) breach of any statutory or common law fiduciary duty of loyalty to the Company which is not cured within thirty (30) days of written notice from the Board of Directors of the Company.

(v)       “Person” shall mean any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization or governmental entity.

(vi)        “Anniversary Date” shall mean the date which is one year following the occurrence of a Change of Control.

(d)                       For purposes of this Executive Agreement "Resignation for Good Reason" shall be deemed to have occurred if the Executive shall resign from all of his or her positions as employee, officer or director of the Company, and its Affiliates within 60 days (in the case of the events enumerated in items (i)-(iv) below, but not in the case of item (v) which has a separate timeframe set forth therein) after the occurrence of any of the following events:

(i)                                 If Executive is an officer of the Company, Executive is removed from that post except for the purposes of assuming another post in the Company which other post the Executive accepts.

(ii)                               The imposition on Executive of a requirement to relocate the site of his or her employment by the Company to a place more than 50 miles from the site of his or her present employment.

(iii)                              A reduction in Executive's rate of compensation from the Company, which reduction continues after the Executive has protested in writing to the Chief Executive Officer of the Company referring to this Executive Agreement.

(iv)                              A substantial negative change in the duties, responsibilities or supervisory authority of Executive which change persists for a period of at least 60 days after written protest by Executive to the Chief Executive Officer of the Company referring to this Executive Agreement.

(v)                                Provided that Executive has remained continuously employed with the Company through the Anniversary Date, delivery by the Executive of notice to the Company, within the period commencing on the Anniversary Date and concluding on the date which is six months after the Anniversary Date, indicating Executive’s resignation of all his or her positions as employee, officer or director.

4.                Notices.

All notices, requests, demands and other communications provided for by this Executive Agreement shall be in writing and shall be sufficiently given if and when mailed in the continental United States by registered or certified mail or personally delivered to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

To the Company:	Sono-Tek Corporation
2012 Route 9W
Milton, NY 12547

To Executive:	Christopher L. Coccio
10 Bennington Loop
Saratoga Springs, NY 12866

5.                Agreement for Benefit of Executive.

This Executive Agreement shall be binding upon and shall inure to the benefit of the Executive, the Executive's heirs and legal representative, and the Company and its successors.

6.                Amendment or Modification; Waiver.

No provision of this Executive Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be authorized by the Board of Directors of the Company or any authorized committees of the Board of Directors and shall be agreed to in writing, signed by Executive and by an officer of the Company thereunto duly authorized. Except as otherwise specifically provided in this Executive Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Executive Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

7.       Governing Law.

This Agreement shall be governed by and interpreted and construed in accordance with the internal laws of the State of New York (without reference to principles of conflicts or choice of law).

8.       Section 409A.

Notwithstanding anything to the contrary in this Agreement, if the Company determines (a) that on the date Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Section 409A of the Internal Revenue Code) of the Company and (b) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date (the “ Deferred Payment Date”) that is six months after the date of the Executive’s “separation from service” (as such term is defined under Section 409A of the Code) with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes; it being understood that any payments so delayed shall become payable in the aggregate on the Deferred Payment Date.  It is the intent of the parties that the provisions of this Agreement comply with Section 409A of the Code and related regulations and Department of the Treasury pronouncements. Accordingly, notwithstanding any provision in this Agreement to the contrary, this Agreement will be interpreted, applied and to the minimum extent necessary, unilaterally amended by the Company in its sole discretion, without the consent of Executive, as the Company deems appropriate for the Agreement to satisfy the requirements of Section 409A and to avoid the imposition of Section 409A Taxes. Notwithstanding the foregoing, the Company shall not be liable for any taxes, penalties, interest or other costs that may arise under Section 409A or otherwise.

IN WITNESS WHEREOF, the parties hereto have executed this Executive Agreement as of the day and year first above written.

By: /s/ R. Stephen Harshbarger

R. Stephen Harshbarger

Chief Executive Officer

/s/ Christopher L. Coccio

Christopher L. Coccio

Executive Chairman